EXHIBIT "99.1"

                  STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, dated September 15, 1995 is entered into by and between State Street Boston Corporation, a Massachusetts corporation with its principal offices located at 225 Franklin Street, Boston, Massachusetts 02110 (the "Seller") and Dickinson Financial Corporation, a Missouri corporation with its principal offices located at 1100 Main Street, Suite 350, Kansas City, Missouri 64105 (the "Buyer").

     WHEREAS, the Seller is the owner of 233,626 fully paid and non-assessable shares of common stock of UMB Financial Corpora-tion (the "Shares"); and

     WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the 233, 626 shares of common stock of UMB Financial Corporation upon the terms and conditions as set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Sale of the Shares.

          a. Sale. On September 20, 1995, the Seller shall sell the Shares to the Buyer at a price of $39.00 per share (or $9,111,414.00) in the aggregate) and the Buyer shall purchase the Shares from the Seller for such price on that date.

          b. Trade Execution. On September 20, 1995, the Buyer shall pay to the Seller the aggregate purchase price for the Shares in immediately available funds by wire transfer to a bank account designated by the Seller. Simultaneously with the delivery of immediately available funds as set forth in the preceding sentence, the Seller shall execute all documents necessary to effect the transfer of the Shares to the Buyer which shares shall be free and clear of any and all liens, claims, charges and encumbrances of any kind whatsoever created or suffered by Seller, excepting any such liens or claims which arise under applicable federal or state securities laws.

     2.   Representations and Warranties.

          a.   Seller's Representations and Warranties.

               i.   The Seller is a corporation duly orga-
          nized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full power and authority to carry on its busi-ness as now conducted, and to own its assets, prop-erty and business.

               ii.  All corporate and other proceedings re-
          quired to be taken by or on behalf of the Seller to authorize the Seller to enter into and carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and deliv-ered by Seller, and constitutes a legal, valid and binding agreement of Seller.

               iii. The execution and delivery of this Agree-ment and the consummation of the transactions con-templated hereby do not and will not result in a default under, or violate, the Articles or By-Laws of the Seller, or any agreement to which Seller is a party or any law or regulation to which Seller is subject.

          b.   Buyer's Representations and Warranties.  The
     Buyer hereby represents and warrants to the Seller as follows:

               i. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full power and authority to carry on its business as now conducted, and to own its assets, property and business.

               ii.  All corporate and other proceedings re-
          quired to be taken by or on behalf of the Buyer to authorize the Buyer to enter into and carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer.

               iii. The execution and delivery of this Agree-ment and the consummation of the transactions con-templated hereby do not and will not result in a default under, or violate, the Articles or By-Laws of Buyer, or any agreement to which Buyer is a party or any law or regulation to which Buyer is subject.

          iv. The Buyer further represents and warrants to the Seller that it intends to acquire and hold the Shares for investment, and not with a view to the distribution thereof, and that it will not transfer any of the Shares in violation of the provisions of any applicable securi-ties laws or regulations, including Rule 144 under the Securities Act of 1933.

               v.   The Buyer represents and agrees that it
          shall be responsible for all transfer taxes, regis-tration fees, listing fees, and similar fees and expenses incurred in connection with the purchase of the Shares.

     3.   Regulatory Filings.

     In connection with the consummation of the transaction contemplated by this Agreement, the Buyer represents and warrants that it has made all required or appropriate notices and filings with all federal and state regulatory and govern-mental authorities and has received all necessary or appropri-ate confirmations, consents, and approvals from such federal and state regulatory and governmental authorities. Although the Seller shall cooperate in providing information or other reasonable assistance in connection with any such filings and notices, it is expressly understood and agreed that such filings and notices, to the extent that they are triggered by or otherwise arise by reason of the Buyer's acquisition or proposed acquisition of the Shares, shall be the sole responsi-bility and expense of the Buyer, and the Seller shall not be liable for, and Buyer shall indemnify Seller with respect to, any claims, losses, penalties or other costs or expenses which may result from the failure to comply with any such filling or notice requirements. In the event that any federal or state regulatory or governmental authority shall revoke or otherwise determine that Buyer is not permitted to consummate the purchase of the Shares as contemplated herein, Buyer shall be relived of any obligation to purchase the Shares under this Agreement.

     4.   Miscellaneous.

          a. Termination and Amendment. This Agreement may not be terminated, nor may any provision of this Agreement be amended, unless agreed to in writing by the parties hereto.

          b. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopy) and, if to Seller, either mailed, telecopied, couriered or delivered to it at 225 Franklin Street, Boston, Massachusetts 02110, Attention: David A. Spina, or if to Buyer, either mailed, telecopied, couriered or delivered to it at 1100 Main Street, Suite 350, Kansas City, Missouri 64105, Attention: Paul H. Shepherd. All such notices and other communications shall, when mailed, be effective on the first Business Day after the date of receipt.

          c. Severability. To the extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be invalid, illegal or unenforceable, that provision will be ineffective only to the extent of such invalidity, illegality or unenforce-ability, without rendering invalid, illegal or unenforce-able the remainder of any such provision or the remaining provisions of this Agreement.

          d. Waiver. A wavier by Seller or Buyer of any term or provision of this Agreement will not be considered a waiver of that term or provision at any other time, or of any other term or provision.

          e. Assignment. Neither Seller nor Buyer may assign or transfer its rights or obligations under this Agreement to any other person without the other party's prior written consent.

          f. Entire Agreement and Governing Law. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or represen-tations relating to the sale of the Shares and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of laws principles.

          g. Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreements and shall become effective when counter-parts have been signed by each of the parties and deliv-ered to the other party, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, Seller and Buyer have caused this
Agreement to be duly executed as of the date first written above.

                            SELLER:

                            STATE STREET BOSTON CORPORATION



                            By: /s/ DAVID S. SPINA
                            Title:  Vice Chairman


                            BUYER:

                            DICKINSON FINANCIAL CORPORATION



                            By:  /s/ GARY DICKINSON
                            Title:  Chairman